As filed with the Securities and Exchange Commission on December 8, 2000
                                           Commission File No.  333-_______

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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM S-8

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              MATRIX BANCORP, INC.
            (Exact name of registrant as specified in its charter)

              Colorado                                      84-1233716
         (State of Incorporation)                       (I.R.S. Employer
                                                       Identification No.)

      1380 Lawrence Street, Suite 1410
            Denver, Colorado                                  80204
     (Address of Principal Executive Offices)               (Zip Code)

                      EXECUTIVE DEFERRED COMPENSATION PLAN

                           (Full title of the plan)

                                                    with a copy to:

     Guy A. Gibson, President and CEO      Steven F. Carman
     Matrix Bancorp, Inc.                  Blackwell Sanders Peper Martin LLP
     1380 Lawrence Street, Suite 1410      Two Pershing Square
     Denver, Colorado  80204               2300 Main Street, Suite 1000
     (303) 595-9898                        Kansas City, Missouri  64108
                                           (816) 983-8000
    (Name, address and telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE
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                                Proposed Maximum  Proposed Maximum    Amount of
    Title of      Amount to be   Offering Price       Aggregate     Registration
 Securities to   Registered(2)         Per            Offering         Fee (2)
 be Registered                      Share(2)          Price(2)
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Deferred           $2,000,000         100%           $2,000,000        $528.00
Compensation
Obligations (1)
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(1)   The Deferred Compensation Obligations are unsecured obligations of
      Matrix Bancorp, Inc. to pay deferred compensation in the future to participating members of a select group of management and highly compensated employees in accordance with the terms and conditions of the Matrix Bancorp, Inc. Executive Deferred Compensation Plan.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h).
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



                                     PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

      The document containing the information about the Matrix Bancorp, Inc. Executive Deferred Compensation Plan (the "Plan") specified in Part I of Form S-8 will be sent or given to eligible employees as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission"). Such document and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933. All such documents will be dated and maintained in a "prospectus file" meeting the requirements of Rule 428(a) and will contain in a conspicuous place the legend required by Rule 428(b)(1).

                                     PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.       Incorporation of Documents by Reference.

      The following documents filed with the Commission by Matrix Bancorp, Inc. (the "Company") are incorporated in this Registration Statement by reference:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

     2. The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2000, June 30, 2000 and September 30, 2000; and

     3. The Company's Current Reports on Form 8-K dated March 23, 2000, June 29, 2000, July 13, 2000, and August 11, 2000.

      All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all of the securities offered then remaining unsold, shall be deemed to be incorporated herein by this reference and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

      The Plan provides a select group of management or highly compensated employees ("Eligible Persons") of the Company and certain of its subsidiaries with the opportunity to defer the receipt of certain pre-tax cash compensation. The following persons are Eligible Persons under the Plan: (1) any employee earning annual compensation of at least $120,000; (2) a director or advisory director of the Company; (3) any other person selected by the Company's board of directors. The Plan was originally adopted effective January 1, 2001. The obligations of the Company under the Plan (the "Deferred Compensation Obligations") will be general unsecured obligations of the Company to pay deferred compensation in the future to participating Eligible Persons ("Participants") in accordance with the terms of the Plan and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Deferred Compensation Obligations will be denominated and payable in United States Dollars.

      The amount of compensation to be deferred by each Participant will be determined in accordance with the Plan based on elections by the Participant. Each Deferred Compensation Obligation will be payable on a date or dates selected by the Participant in accordance with the terms of the Plan. The Deferred Compensation Obligations will be indexed to one or more of five measurement funds individually chosen by each participant. Each Participant's Deferred Compensation Obligation will be adjusted to reflect interest and dividends on securities in the selected measurement funds, including any appreciation or depreciation. The Deferred Compensation Obligations are not convertible into any other security of the Company.

      In its discretion, the Company may make matching contributions for each Participant who elects to defer compensation under the Plan, but not more than $50,000 per Participant each year. The amount of any matching contribution will be determined by the Company's board of directors. The matching contribution will be made in cash, or if approved by the Company's stockholders, in shares of the Company's common stock. Any matching contributions will vest in equal annual installments over a five-year period.

      If a Participant's employment or services with the Company or its subsidiaries terminate as a result of retirement, the Deferred Compensation Obligations will be paid in substantially equal annual installments over a period of five or ten years or in a single lump sum, at the Participant's election, beginning at the date of retirement. If a Participant's employment or services terminate because of a change in control of the Company, the Deferred Compensation Obligations will be paid in a single lump sum within 60 days after the end of the year in which the change of control occurs, unless the surviving company elects to assume the Plan, in which case no early distribution will occur. If a Participant's employment or services terminate for any other reason, including the Participant's disability, the Deferred Compensation Obligations will be paid in a single lump sum within 60 days after the end of the year in which the termination occurs.

     The Company has established a "rabbi trust" pursuant to a Trust Agreement, under which the Company will act as trustee effective as of January 1, 2001. The Trust Agreement authorizes the Company to make contributions to the trust for the purpose of assisting the Company in meeting its obligations under the Plan. The assets of the trust are currently expected to be invested in mutual funds, but may be invested in other assets, including Company common stock, at the discretion of the administrator of the Plan. Although the assets of the trust are intended to be used for the exclusive purpose of paying the Deferred Compensation Obligations under the Plan, the assets remain subject to the claims of the Company's general creditors. Consequently, Participants do not have any ownership interest in the assets of the trust.

      No amount payable or deliverable under the Plan will be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, voluntary or involuntary (except pursuant to a divorce decree or order). Any attempt to dispose of any rights to benefits payable under the Plan shall be void.

     The Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the individual payment date selected by the Participants. A Participant may elect to receive an early distribution of his or her entire Plan account balances in a single lump sum; however, 25% of the Participant's vested balance in any matching contributions will be forfeited to the Company upon such a withdrawal, and the Participant will not be eligible to participate in the Plan for 24 months in the future.

      The total amount of the Deferred Compensation Obligations are not determinable because the amount will vary depending upon the level of participation by Eligible Employees and the amounts of their salaries, bonuses or fees. The Plan does not have a specified termination date.

      The Plan may be amended and/or terminated at any time by the Company's board of directors. However, no amendment or termination shall adversely affect any Participant's right with respect to amounts that have accrued to his account.

Item 5.  Interests of Named Experts and Counsel.

      Not applicable.

Item 6.  Indemnification of Directors and Officers.

      The Amended and Restated Articles of Incorporation of the Company, together with its Bylaws, provide that the Company shall indemnify officers and directors, and may indemnify its other officers and agents, to the fullest extent permitted by law. The laws of the State of Colorado permit, and in some cases require, corporations to indemnify officers, directors, agents and employees who are or who have been party to or are threatened to be made a party to litigation against judgments, fines, settlements and reasonable expenses under certain circumstances.

      The Company has also adopted provisions in its Amended and Restated Articles of Incorporation that limit the liability of its directors to the fullest extent permitted by the laws of the State of Colorado. Under the Company's Articles of Incorporation, as permitted by the laws of the State of Colorado, a director is not liable to the Company or its shareholders for damages for a breach of fiduciary duty. Such limitation of liability does not affect liability for (i) breach of the director's duty of loyalty; (ii) knowing violation of the law; (iii) any transaction from which the director directly or indirectly derived an improper personal benefit; or (iv) the payment of an unlawful distribution.

Item 7.  Exemption from Registration Claimed.

      Not applicable.

Item 8.       Exhibits

      The following exhibits are filed herewith or are incorporated by reference from documents filed by the Company with the Commission.

     4.1  Matrix Bancorp, Inc. Executive Deferred Compensation Plan

     4.2 Trust Agreement, dated December 7, 2000, between Matrix Bancorp, Inc. and Matrix Bancorp, Inc., as Trustee.

     5.1  Opinion of Blackwell Sanders Peper Martin LLP.

     23.1 Consent of Ernst & Young LLP

     23.2 Consent of Blackwell Sanders Peper Martin LLP (see Exhibit 5.1)

Item 9. Undertakings

The Company hereby undertakes:

      (a)

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)   To  include   any   prospectus   required  by  section
            10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  PROVIDED, HOWEVER, That paragraphs (a)(1)(i) and (a)(1)(ii) of this item do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on

December 5, 2000.

                                          MATRIX BANCORP, INC.



                                          By: /s/ Guy A. Gibson
                                             Guy A. Gibson, President and
                                             Chief Executive Officer

                                Power of Attorney

      We, the undersigned directors and officers of Matrix Bancorp, Inc., do hereby constitute and appoint Guy A. Gibson, David W. Kloos and T. Allen McConnell, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and any additional registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name                          Positions                            Date
----                          ---------                            ----

/s/ Guy A. Gibson             President, Chief Executive       December 5, 2000
Guy A. Gibson                 Officer and Director


/s/ Richard V. Schmitz       Chairman of the Board             December 5, 2000
Richard V. Schmitz


/s/ D. Mark Spencer          Vice Chairman and Director        December 5, 2000
D. Mark Spencer

/s/ David W. Kloos           Senior Vice President, Chief      December 5, 2000
David W. Kloos               Financial Officer and Director
                             (Principal Financial and
                             Accounting Officer)

/s/ Thomas M. Piercy         Director                          December 5, 2000
Thomas M. Piercy


/s/ Stephen Skiba            Director                          December 1, 2000
Stephen Skiba


/s/ David A. Frank           Director                          December 7, 2000
David A. Frank

                                  Exhibit Index

Exhibit Number      Description
--------------      -----------

4.1                 Matrix Bancorp, Inc. Executive Deferred Compensation
                    Plan

4.2                 Trust Agreement, dated December 7, 2000, between
                    Matrix Bancorp, Inc. and Matrix Bancorp, Inc., as trustee.

5.1                 Opinion of Blackwell Sanders Peper Martin LLP.

23.1                Consent of Ernst & Young LLP